Exhibit 15.1

LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

Shareholders and Board of Directors
STERIS plc

We are aware of the incorporation by reference in the Registration Statement on Form S-4 filed pursuant to General Instruction K to Form S-4 and Rule 462(b) of the Securities Act of 1933 of our review reports dated August 7, 2020, November 6, 2020 and February 9, 2021 relating to the unaudited consolidated interim financial statements of STERIS plc that are included in its Forms 10-Q for the quarters ended June 30, 2020, September 30, 2020 and December 31, 2020, filed with the Securities and Exchange Commission, included in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-253799) and related Prospectus of STERIS plc for the registration of its ordinary shares.

/s/ Ernst & Young LLP
Cleveland, Ohio
June 1, 2021